                                                                7(a) EXHIBIT (1)

[LOGO OF BDO APPEARS HERE]


                            Short Form Audit Report
                            on the Financial Statement
                            of the
                            PHOENIX AG's AIRBAG DIVISION
                            for the year ended December 31, 1995

[LOGO OF BDO APPEARS HERE]                                               -1-




Board of
Safety Components International
Costa Mesa, California
USA

Audit Opinion

We have audited the accompanying balance sheet of PHOENIX AG's Airbag Division as of December 31, 1995 and the related statement of operations and a statement of cash flow for the year then ended and the balance sheet as of December 31, 1994 as well as the revenues of 1994.

We have conducted our audit in conformity with internationally recognized auditing standards and, accordingly it included an examination of the underlying documentation of the PHOENIX AG's Airbag Division and audit procedures we considered appropriate. The accounting system was audited by us as the auditors of the PHOENIX AG earlier. In our opinion on behalf of the annual accounts of PHOENIX AG for the year ended December 31, 1995 we confirmed that the accounting principles comply with the German legal requirements.

In consideration that specific current assets and liabilities are not shown separately but offset against current account of PHOENIX AG and that several costs are allocated via cost accounts, in our opinion the balance sheet of PHOENIX AG's Airbag Division as of December 31, 1995, expressed in Deutsche Mark, and the related statement of income and cash flow 1995, and the balance sheet as of December 31, 1994 as well as the revenues for the year ended December 31, 1994 as disclosed in the note 15 present fairly the financial position of the airbag division as of December 31, 1995 and comply with the accounting principles of the United States of America.


Hamburg, October 7, 1996


BDO Deutsche Warentreuhand
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

[SIGNATURE APPEARS HERE]    [SIGNATURE APPEARS HERE]
(Dannenbaum)                (ppa. Brandt)

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                    Financial Statements of the year ended
               December 31, 1995 of PHOENIX AG's Airbag Division
                                 Balance Sheet

--------------------------------------------------------------------------------
                                              December 31,         December 31,
                                 Notes            1995                 1994
                                                   DM                   DM
                               -------------------------------------------------
ASSETS

Current Assets
  Inventories                      3           3,913,485            2,463,787
                                            ------------------------------------
Fixed Assets                       4
  Intangible fixed assets                         25,712               51,760
  Machinery and equipment                      6,334,992            6,103,522
  Assets under construction                      301,557                    0
                                            ------------------------------------
                                               6,662,261            6,155,282
                                            ------------------------------------
                                              10,575,746            8,619,069
                                            ====================================


LIABILITIES

  Current account PHOENIX AG                   8,849,226            9,320,799
  Accruals                         5             136,000              123,810
  Deferred taxation                13          1,044,550            1,754,460
                                            ------------------------------------
                                              10,029,776           11,199,069
                                            ------------------------------------

SHAREHOLDERS EQUITY/(DEFECIT)      6             545,970           (2,580,000)
                                            ------------------------------------

                                              10,575,746            8,619,069

--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

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                            Statement of Operations

                        and retained (deficit) earnings

--------------------------------------------------------------------------

                                                    Note           DM
                                                    ----------------------
1.  Net Sales                                         7        43,015,600

2.  Cost of Sales                                     8       (35,411,735)
                                                              ------------
3.  Gross Profit                                                7,603,865

4.  Research and development                          9        (1,223,000)

5.  Sales Expenses                                   10        (1,038,000)

6.  General and administrative Expenses              11        (1,568,300)
                                                              ------------
7.  Profit before interest and taxes                            3,774,565

8.  Interest                                         12                 0

9.  Taxes                                            13          (648,595)
                                                              ------------
10. Net income                                                  3,125,970

11. Retained deficit at the beginning of the year              (2,580,000)
                                                              ------------
12. Retained earnings at the end of the year                      545,970
                                                              ------------

--------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                                                             -4-
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                              Cash Flow Statement

                          for the twelve months ended

                               December 31, 1995


                                                          DM
                                                     -------------
Net income                                             3,125,970

plus depreciation on fixed assets                      2,372,055

changes in current assets and liabilities

   Inventories                                        (1,449,698)

   Accruals                                               12,190

   Deferred taxes                                       (709,910)

   Current account PHOENIX AG                           (471,573)
                                                     -------------
                                                       2,879,034

less investments in fixed assets                      (2,879,034)
                                                     -------------
                                                               0
                                                     -------------

The accompanying notes are an integral part of these financial statements.

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Notes to the accounts

1.    Description of Business

      The production of sewn airbag was a division of PHOENIX AG in Hildesheim during the years 1994 and 1995. PHOENIX AG started to produce sewn airbags in 1994 to replace the gummed airbags.


      With a founding contract dated November 14, 1995, and with effect from January 1, 1996, PHOENIX AG transferred its airbag production into a separate legal entity called Phoenix Airbag GmbH. Phoenix Airbag was subsequently sold under a contract dated June 6, 1996 and amended on June 28 and August 6, 1996, with effect from January 1, 1996 to a subsidiary of Safety Components Inc.

2.    Significant Accounting Principles

      The financial Statements have been prepared in accordance with Generally Accepted Accounting Principles of the United States of America. The particular accounting principles adopted are described below.

      Due to the fact that the sewn airbag production was only a division within the PHOENIX AG's business, the balance sheet only includes those assets and liabilities/accruals which relate directly to the airbag production. Neither trade debtors nor creditors to suppliers are included.

      The financial statements have been prepared under the historical cost convention and are expressed in German Marks (DM).

      The airbag division is potentially subject to a concentration of credit risk consisting of its trade receivables, relying only on two domestic customers (Petri AG, MST Automative GmbH).

      The financial statements have been prepared in conformity with Generally Accepted Accounting Principles of the United States of America, which require management to make estimates and assumptions that effect the amounts and

                                                                        -6-
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    disclosures reported in the financial statements and accompanying notes.
    Actual results could differ from those estimates.

    All overheads, general and administrative expenses are allocated to the airbag division based on reasonable cost accounting principles.

3.  Inventories

    Inventories as of December 31, 1995 and 1994 consisted of the following:


                                           December 31            December 31
                                           -----------            -----------
                                              1995                   1994
                                              ----                   ----
                                               DM                     DM
                                               --                     --
      Raw Materials, tools                  1,168,699                751,383
      Unfinished goods                      1,213,925                489,947
      Finished goods                        1,530,861              1,222,457
                                           -----------            -----------
                                            3,913,485              2,463,787
                                           ===========            ===========

    Inventories are valued at the lower of cost or market value net of adequate provisions for obsolete inventories. Raw materials are valued at weightened average cost. Unfinished and finished goods are valued at full absorption costing.

4.  Fixed assets


                                           December 31            December 31
                                           -----------            -----------
                                              1995                   1994
                                              ----                   ----
                                               DM                     DM
                                               --                     --
      Intangible fixed assets
      At cost                                 257,108                254,563
      less accumulated depreciation          (231,396)              (202,803)
                                             --------               --------
                                               25,712                 51,760
                                             --------               --------

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                                                                           - 7 -


    Tangible fixed assets

                                            December 31        December 31
                                            -----------        -----------
                                                1995              1994
                                                ----              ----
                                                 DM                DM
                                                 --                --
 At cost
   Machinery and equipment                   11,692,525         9,328,091
   Funiture, fixtures and office equipment    1,222,771         1,051,810
   Assets under construction                    301,557                 0
                                             ----------        ----------
                                             13,216,853        10,379,901
                                             ----------        ----------

 Accumulated depreciation
  Machinery and equipment                     5,762,734         3,614,890
  Furniture, fixtures and office equipment      817,570           661,489
                                             ----------        ----------
                                              6,580,304         4,276,379
                                             ----------        ----------
 Net book value                               6,636,549         6,103,522
                                             ==========        ==========

    Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the reducing-balance method, applied over the expected useful life of assets five to ten years. Machinery and equipment is generally depreciated over a period of ten years. Low value items up to DM 800 are depreciated 100% during the period of acquisition.

    Additions and improvements are capitalized, maintenance and repairs are expensed when incurred.

5.  Accruals

    Accruals consist of pension obligation, valued according to German tax requirements (DM 53,000) and other obligations to employees (DM 83,000).

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6.      Shareholders Equity

        Shareholders equity includes only retained earnings (deficit). All investments by PHOENIX AG have netted by the current account.

7.      Sales

        Sales include only the production of sewn airbags.


                                                            DM
                                                            --
                Gross sales less VAT                    43,350,700
                Discounts                                  335,100
                                                        ----------
                                                        43,015,600
                                                        ==========

8.      Cost of sales

                                                            DM
                                                            --
                Material                                21,379,000
                Wages                                    8,988,060
                Depreciation of fixed assets             2,372,055
                Sundry costs                             2,672,620
                                                        ----------
                                                        35,411,735
                                                        ==========

        Sundry costs consist of overheads such as rent for the plant, repair and maintenance, auxiliary material, energy, proportion of production management and other services.

9.      Research and development


                                                            DM
                                                            --

        Direct costs of airbag                            781,000
        Proportion of facilities provided by
         the central department                           442,000
                                                        ---------
                                                        1,223,000
                                                        =========

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                                                                           - 9 -

10.  Sales expenses

                                                DM
                                                --
             Wages and salaries                 334,000
             Freight and packaging              519,000
             Warehouse                          180,000
             Sundry                               5,000
                                              ---------
                                              1,038,000
                                              =========

11.  General and administrative expenses

                                               DM
                                               --
             General overheads allocated
             to the airbag division such
             as

             managing director of airbag
             itself                            231,000
             proportion of PHOENIX AG's
             management                        347,000
             purchase department               132,000
             finance, cost- and controlling
             department                        252,000
             insurance                         132,000
             duties                            133,000
             logistic and restructure
             department                        136,000
             other internal and external
             services                          205,300
                                             ---------
                                             1,568,300
                                             =========

12.  Interest

     No interest are allocated to the airbag division.

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13.   Taxes

      The income tax charges are calculated as if the airbag division was already a separate legal entity in 1995 and 1994.

      The tax charges comprise corporation tax and municipal trade tax on income. Municipal trade tax is a deductable expense for corporation profits tax purposes. The effective rate for municipal trade tax was 17% in 1995. The standard rate of corporation tax is 45% of taxable income. This rate will be reduced to 30% for distributed profits. In consistency with the assumption of the period January to July 1996 the corporation tax was calculated using the standard rate.

      The net operating loss of 1994 (DM 2,580,000) was netted against pre tax income of 1995.

      Deferred taxes at a rate of 54.4% income taxes were accrued for special depreciations on fixed assets allowed according to German fiscal law for investments in the region along the former border to the Deutsche Demokratische Republik.


                                                            DM
                                                            --
                 Current income tax 1995                1,358,505
                 less reduction of deferred taxes        (709,910)
                                                         --------
                                                          648,595
                                                          -------



14.   Contingent liabilities and commitments

      As of December 31, 1995 and 1994 there were no contingent liabilities and commitments.

                                                                            -11-
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15.  Results of operations of PHOENIX AG's Airbag Division for the year ended
     December 31, 1994


     The following information for the year ended December 31, 1994 includes the audited revenues and unaudited costs of the airbag product line of Phoenix's parent, PHOENIX AG. Costs for 1994 have been included for informational purposes and are unaudited since the airbag division was in the process of being established and the organizational structure was not designed to segregate costs between product lines. Costs for 1994 are based on the internal operating statements of PHOENIX AG. Included in costs are certain adjustments made by management to allocate common expenditures utilized by the various product lines located in PHOENIX AG's Hildesheim facility.

                                                      Year ended
                                                  December 31, 1994
                                                       DM (000)
                                                       --------
             Revenues (audited)                         19,718
             Costs (unaudited)
               Cost of sales                           (18,673)
               Research and development                ( 1,559)
               Selling, general and administrative     ( 2,010)
               Other                                   (    56)
                                                       --------
             Income before income taxes                ( 2,580)
             Provision for income taxes                      0
                                                       --------
             Net income                                ( 2,580)
                                                       --------

                       General Conditions of Assignment

                                      for


            Wirtschaftsprufer and Wirtschaftsprufungsgesellschaften
                               1st January 1995



1. Scope and application

(1) These conditions are applicable to agreements between Wirtschaftsprufer or Wirtschaftsprufungsgesellschaften (hereafter uniformly referred to as "Wirtschaftsprufer") and their clients concerning audits, advisory work and any other services, as far as these are not otherwise expressly agreed in writing or providing for by non-discretionary legal regulations.

(2) If, in exceptional cases, contractual relations also exist between the Wirtschaftsprufer and parties other than the client, the provisions of Section 9 below also apply to the relations with such parties.


2. Scope and execution of assignment

(1) The object of the Wirtschaftsprufer's assignment is the performance of agreed services and not the achievement of a particular economic result. The assignment is executed in accordance with generally accepted professional standards. The Wirtschaftsprufer is entitled to use qualified persons to carry out his assignment.

(2) The application of foreign law requires special written agreement, except in cases of special investigations.

(3) The assignment does not extend - unless expressly stated otherwise - to an examination of due adherence to tax laws or special regulations, e.g. to the law of price control, laws of limitation of competition and other controls; the same applies to determination as to whether grants, allowances or benefits of any other type may be claimed. The execution of an assignment includes only the application of auditing procedures aimed at the disclosure of bookkeeping frauds and other irregularities if during the performance of the audit such requirement becomes apparent, or if this has been expressly agreed in writing.

(4) If the legal position changes after the final professional pronouncement by the Wirtschaftsprufer, he is not obliged to inform the client of the changes or any resulting consequences. This provision also applies to parts of the assignment which are already completed.


3. Information to be given by the client

(1) The client has to see that the Wirtschaftsprufer even without his specific request is supplied in good time with all the documentary evidence necessary for the execution of the assignment and informed of all events and circumstances which may have a bearing on the execution of the assignment. This also applies to any evidence, events and circumstances which come to light during the course of the Wirtschaftsprufer's work.

(2) Upon request of the Wirtschaftsprufer, the client must confirm in a written statement formulated by the Wirtschaftsprufer that the evidence, information and explanations applied are complete.



4. Safeguard of independence

The client undertakes to ensure that no action is committed which might endanger the independence of the Wirtschaftsprufer's staff. This applies especially to offers of employment and offers to perform professional work on the staff member's own account.



5. Reporting and oral information

If the Wirtschaftsprufer is obligated to present the results of his work in writing, only that written presentation is authoritative and binding. In the case of audit assignments the report is, unless otherwise agreed, submitted in writing. Oral explanations and information given by the staff of the Wirtschaftsprufer outside the scope of the assignment are never binding.



6. Protection of the Wirtschaftsprufer's intellectual property

The client warrants that special opinions, organization plans, drafts, sketches, tabulations and calculations, particularly quantity and cost computations, prepared by the Wirtschaftsprufer within the scope of the assignment, are only used for his own purposes.



7. Release of a Wirtschaftsprufer's professional statement to third parties

(1) The release to third parties of professional statements made by the Wirtschaftsprufer (reports, special opinions, etc.) requires the Wirtschaftsprufer's written consent, unless the terms of the assignment allow release thereof to a designated person.

As to third parties, the Wirtschaftsprufer is liable (within the limits of Section 9) only if the prerequisites of sentence 1 are satisfied.

(2) The use for advertising purposes of professional statements made by the Wirtschaftsprufer is not permitted; any infringement entitles the Wirtschaftsprufer to instant termination of all assignments not yet completed for the client.



8. Correction of deficiencies

(1) The client is entitled to have deficiencies in the Wirtschaftsprufer's work corrected. Only if the correction fails may the client also claim a reduction of fees or cancellation of the contract. If the assignment has been awarded by a merchant within the scope of his commercial activities, by a public-law legal entity or by a public-law fund, the client can only claim cancellation of the contract if the Wirtschaftsprufer's work, because of the failure in correcting the deficiency, is of no interest to the client.

Claims for additional compensation are dealt with under Section 9.

(2) The client must submit his claim for correction of deficiencies in writing without delay. Claims under Paragraph (1) sentence 1 expire six months after completion of the Wirtschaftsprufer's professional work.

(3) Obvious errors, such as typing and arithmetical errors and deficiencies of form contained in a Wirtschaftsprufer's professional statements (report, special opinion, etc.) may be corrected by the Wirtschaftsprufer at any time also with effect against third parties. Errors which are apt to question the results contained in the Wirtschaftsprufer's professional statements, entitle the Wirtschaftsprufer to withdraw such statements also with effect against any third party. In such cases the Wirtschaftsprufer should, if practicable, first hear the client.

9. Liability

(1) With regard to audits required by law, the liability limitations set out in
    (S) 323 par. (2) Commercial Code apply.

(2) Liability in cases of negligence; Single cases of damages

Pursuant to (S)54a par.(1) no.2 Law regulating the Profession of Wirtschaftsprufer (WPO) the liability of the Wirtschaftsprufer for damages of any kind, whether it is joint or several liability, is limited in a single case of damages due to negligence to DM 2 million; this limitation also applies to liability to a person other than the client. A single case of damages is defined as the total sum of the damages claims of all persons entitled to claim, which arise from one and the same professional error (offence); a single case of damages is also defined as the total of all offences committed in performing an audit or other coherent service (a specifiable professional service which technically represents an undivisible performance) by one or more persons. However, in the case of damages suffered from several audits of the same kind or several coherent services of similar nature a Wirtschaftsprufer can be held liable only up to an amount of DM 2.5 million irrespective of whether the damages were caused by offences within one year or within several consecutive years.

(3) Limitation periods

A damages claim may only be lodged within twelve months of the claimant becoming aware of the damages and of the event constituting the claim, at the very latest, however, within 5 years following the event constituting the claim.
The claim expires unless legal action is taken within six months following the written refusal of acceptance of the correction and the client was informed of this consequence. The right to apply the statute of limitations is not prejudiced. This paragraph (3) applies equally to audits required by law with legally imposed liability limitations.

10. Supplementary provisions relating to audits

(1) A subsequent amendment or abridgement of the audited and certified financial statements or management report requires the written consent of the Wirtschaftsprufer even if these documents are not published. In cases where the Wirtschaftsprufer has not issued an audit opinion, reference to the Wirtschaftsprufer's examination may only be made in the management report or other publications with his written consent and then only with a wording authorized by him.

(2) If the Wirtschaftsprufer revokes his opinion, it must no longer be used. If the client has already made use of the opinion, he must announce its revocation upon the request of the Wirtschaftsprufer.

(3) The client is entitled to 5 copies of the report. Additional copies are charged for separately.

11. Supplementary provisions relating to tax advisory services

(1) When advising the client on a particular tax problem or when furnishing continuous tax advice, the Wirtschaftsprufer is entitled to assume that the facts, especially figures, provided by the client, are complete and correct; this also applies to bookkeeping assignments. He is, however, obliged to inform the client of any errors discovered by him.

(2) The assignment for tax advisory services does not comprise those services required for meeting deadlines, except in cases where the Wirtschaftsprufer has specifically accepted such assignment. In such cases the client must supply the Wirtschaftsprufer with all documents essential for meeting deadlines, especially with tax assessments, with sufficient time for the Wirtschaftsprufer to give them adequate attention.

(3) In the absence of other written agreements, a continuous tax advice assignment covers the following work arising during the period of the agreement:

    a) preparation of the annual income, corporation and trade tax returns as well as property tax returns on the basis of financial statements and other records and evidence required for tax purposes, to be submitted by the client

    b) review of assessments concerning the taxes mentioned in (a)

    c) negotiations with the tax authorities with regard to the returns and assessments mentioned in (a) and (b)

    d) participation in tax audits and evaluation of the results of tax audits concerning the taxes mentioned in (a)

    e) participation in appeals and complaints filed with Fiscal Authorities ("Einspruchsverfahren" and "Beschwerdeverfahren"), concerning the taxes mentioned in (a).

When undertaking the aforementioned work the Wirtschaftsprufer takes into account major published legal decisions and the administration's opinion.

(4) In cases where the Wirtschaftsprufer receives a retainer fee for continuous advice, the work mentioned in paragraph 3(d) and (e) is chargeable separately unless otherwise agreed in writing.

(5) A special agreement is required to engage the Wirtschaftsprufer's services on particular individual problems with regard to income, corporation and trade tax, the valuation procedures for property taxation, property tax, as well as all problems concerning turnover tax, wages tax and any other taxes and dues. This also applies to:

    a) the treatment of non-recurring tax matters, e.g. in the field of estate tax, capital transactions tax, real estate acquisition tax

    b) participation and representation in proceedings before tax and administrative courts and in criminal proceedings concerning taxes and

    c) granting of advice and expert opinions in connection with conversions, mergers, capital increases and reductions, financial reorganizations, admission and retirement of partners or shareholders, sale of businesses, liquidations and similar matters.

(6) If, in addition to the above, the Wirtschaftsprufer is requested to prepare the annual turnover tax return, he is not obliged to examine adherence to special accounting requirements, if any, or to determine whether the client has taken full advantage of all benefits offered under the turnover tax law. No guarantee is assumed for the completeness of the evidence complied in substantiation of the credit against the client's turnover tax liability for his suppliers' turnover tax charge.

12. Professional descretion towards third parties and data protection

(1) The Wirtschaftsprufer is, as provided by law, obliged to treat all maters which come to his knowledge in connection with his engagement as confidential, irrespective of whether these matters concern the client himself or his business connections, unless the client releases him from this obligation.

(2) The Wirtschaftsprufer is not allowed to release reports, special opinions and other written statements on the results of his work to third parties without the consent of his client.

(3) The Wirtschaftsprufer is entitled - within the framework of his assignment - to process personal data made available to him or to authorize third parties to process them.

13. Default of acceptance and lack of co-operation on the part of the client

If the client is in default of accepting the services offered by the Wirt-schaftsprufer or if the client refrains from the co-operation incumbent on him in accordance with Section 3 or otherwise the Wirtschaftsprufer is entitled to terminate the agreement without notice. The right of the Wirtschaftsprufer to compensation of additional expenses as well as damages caused by default or by the client's failure to co-operate is not prejudiced, even if the Wirt-schaftsprufer does not exercise his right to terminate the agreement.

14. Remuneration

(1) In addition to his fees or remuneration, the Wirtschaftsprufer is entitled to reimbursement of his expenses; the value added tax is billed separately. He may request appropriate advances on account of remuneration and expenses and may withhold the results of his services until full payment of his claims has been made. If there is more than one client, they are jointly and severally liable.

(2) Any set off against claims of the Wirtschaftsprufer for remuneration and reimbursement of expenses is only permitted in the case of undisputed or legally settled claims.

15. Storage and return of documentation

(1) The Wirtschaftsprufer shall retain, for a period of seven years, the documents handed over to him or prepared by himself in connection with the performance of the assignment as well the correspondence concerning the assignment.

(2) After settlement of his claims arising from the assignment, the Wirtschaftsprufer, on request of the client, has to return all documents obtained from the client or from a third party on his behalf by reason of his assignment. This does not, however, apply to correspondence exchanged between the Wirtschaftsprufer and his client and to any documents of which the client already has the original or a copy. The Wirtschaftsprufer is entitled to prepare and retain copies or photocopies of any documents which he returns to the client.

16. Applicable law

(1) The assignment of the Wirtschaftsprufer, the execution of the assignment and the resulting claims are solely governed by German Law.